Inuvo, Inc. First Quarter 2022 March 12, 2022

Operator Comments:

Good afternoon, and welcome to the INUVO’s 2022 First Quarter Conference Call. Today’s conference is being recorded. Ms. Natalya Rudman of Crescendo Communications, please go ahead.
Natalya Rudman (Investor Relations) Comments:

Thank you, operator, and good afternoon.

I’d like to thank everyone for joining us today for the INUVO first quarter 2022 shareholder update call. Today, INUVO’s Chief Executive Officer Richard Howe and Chief Financial Officer Wally Ruiz will be your presenters on the call.

We would also like to remind our shareholders that we anticipate filing our 10Q with the Securities and Exchange Commission this evening.

Before we begin, I’m going to review the Company’s Safe Harbor statement. The statements in this conference call that are not descriptions of historical facts are forward-looking statements relating to future events and, as such, all forward-looking statements are made pursuant to the Securities Litigation Reform Act of 1995.

These forward-looking statements are subject to risks and uncertainties and actual results may differ materially. When used in this call, the words anticipate, could, enable, estimate, intend, expect, believe, potential, will, should, project, and similar expressions as they relate to INUVO, Inc., are, as such, a forward-looking statement.

Inuvo, Inc. First Quarter 2022 March 12, 2022

Investors are cautioned that all forward-looking statements involve risks and uncertainties which may cause actual results to differ from those anticipated by INUVO at this time. In addition, other risks are more fully described in INUVO's public filings with the US Securities and Exchange Commission, which can be reviewed at www.sec.gov.

The Company makes no commitment to disclose any revisions to forward-looking statements, or any facts, events, or circumstances after the date hereof that bear upon forward-looking statements.

In addition, today's discussion will include references to non-GAAP measures. The Company believes that such information provides an additional measurement and consistent historical comparison of its performance. A reconciliation of the non-GAAP measures to the most directly comparable GAAP measures is available in today's news release on our website.

With that, I’ll now turn the call over to CEO Richard Howe.

Richard Howe (CEO) Comments:

Thank you, Natalya, and thanks everyone for joining us today.

We had another very strong quarter where for the three months ended March 31, 2022, we delivered $18.6 million in revenue, which was up 75% year-over-year. Our trailing twelve-month year-over-year growth rate now stands at an impressive 69%.

Both product lines experienced significant growth in the first quarter, with the IntentKey and ValidClick up roughly 280% and 24% respectively. To put this growth in perspective, in the

Inuvo, Inc. First Quarter 2022 March 12, 2022

prior year period, the IntentKey was roughly 20% of overall company revenues and ValidClick was 80%. In the current period, that split was 44% and 56% respectively.

For those shareholders new to our story, the ValidClick platform delivers Ads principally through social and search channels while IntentKey delivers mostly connected television, online video and display channels. Increasingly, the two platforms are used to deliver multi-channel media solutions to joint clients. Our artificial intelligence technology influences decisions across channels.

Typically, within our industry, there is a seasonality associated with media budgeting that generally leads to less advertising spending in the first half of the year versus the second half. Delivering $18.6M in the first quarter sets the foundation for another strong year overall in 2022. Unaudited April revenues are coming in north of $7M dollars, which if continued, would set the second quarter up nicely for a continuation of our strong year-over-year growth.

As was mentioned on the year end conference call, we have significantly reduced our revenue concentration risks. In Q1 our largest client represented 22% of our total revenues. In fiscal year 2019, 65% of Revenue was concentrated in a single client.

Gross margins remained healthy in the first quarter at roughly 53.5%. Adjusted EBITDA was a loss of roughly $703 thousand.

With the strong demand we are experiencing, the 2022 plan is to optimize for growth while keeping gross margins steady throughout the year to produce an overall positive Adjusted EBITDA which should also keep our cash and marketable securities roughly flat throughout the year.

Inuvo, Inc. First Quarter 2022 March 12, 2022

A positive Adjusted EBITDA on the year would be a material improvement over the $2.1M Adjusted EBITDA loss we experienced in 2021.

The balance sheet remained strong on March 31, 2022, with no debt and approximately $9 million in cash and marketable securities. The company is also in the final stages of securing an $8M financing facility.

The combination of cash, marketable securities and financing availability means we are well positioned to internally fund our growth and are therefore not currently in need of addition capital.

Strategically, we could not be in a better position. The advertising market we serve is on the verge of a significant change, the consequence of which is almost certainly to be diminishing returns on approximately $200 billion dollars’ worth of annual advertising spend that occurs across the open web.

The catalyst for this change is privacy. The real issue behind privacy is the use of consumer data for target & brand marketing. This consumer data is the cornerstone of virtually every competing service and/or technology provider that serves this industry.

This consumer centered view of marketing permeates every aspect of advertising and from what we can tell, the market remains ill prepared and confused about the technical implications of this ensuing change.

If you can’t identify an individual, you can’t attach data to that individual and therefore you can’t make an advertising decision about that individual. This new paradigm for advertising is already playing itself out across Safari and Firefox whose browsers control roughly 40% of the market.

Inuvo, Inc. First Quarter 2022 March 12, 2022

The advertising community is largely ignoring media when these browsers encounter web content and the reason they aren’t bidding is because these browsers have already eliminated the cookie and, in some cases, have defaulted their browsers to hide IP address which means our competitors technologies can no longer identify the consumer.

This in turn suggests our competitors advertising technologies still lack the means to make an educated decision about whether to show their clients Ads when these browsers are present, and in many cases, they are simply opting to ignore the ad inventory entirely.

This is a precursor for what will occur in 2023 when Google, who owns roughly 50% of the US browser market follows suit. The IntentKey is already taking advantage of this disruption by purchasing IOS inventory at attractive prices on behalf of our clients.

Optimizing for growth now allows us to capture as much of this early adopter market share prior to the industry change, while also setting ourselves up for the more important post change period when we believe advertisers will be experiencing significant performance degradation that we can capitalize upon, competitively.

We continued to add new clients in the quarter while growing existing clients. Performance has now exceeded, on average, client goals by over 50% for the last 9 straight quarters. We ran our largest campaign to date in Q1 and we rolled out a custom performance dashboard reporting capability for key clients.

The growth and the demands of an increasing client base have identified product and process opportunities. One of the challenges with our technology is succinctly presenting, in an automated fashion, the insights being generated by the artificial intelligence.

Inuvo, Inc. First Quarter 2022 March 12, 2022

The product team is rolling out a graphical user interface into these insights in the second quarter that we believe will be a game changer for our clients and prospects, ultimately making it easier to visualize and action the audience groups the AI is exposing as potential opportunities.

We hired an experienced head of sales in Q1, and we recently had our first company wide sales rally in 2 years, the delay a consequence of Covid. Our sales teams have once again started attending more in-person events and we are the premiere sponsor for a first ever conference on artificial intelligence in advertising, which is now scheduled for June 8th at the brand-new Hard Rock hotel in NY. We have been invited to and will also be attending the prestigious Cannes Lions Festival of creativity in late June.

Collectively, these tactics are designed to raise the awareness of our company and its solutions within our markets ahead of the 2023 date when Google makes the final changes to its browser.

As was mentioned on the year end call, we now have many clients where we are the multi-channel advertising product / service provider. The ability to meet this market need is only possible because of the skills we have developed within ValidClick. In the fourth quarter, 11.5% of overall revenue was generated because of the ValidClick services offered to IntentKey clients. That number has risen to 14% in Q1.

I would now like to turn the call over to Wally for a more detailed assessment of our financial performance within the quarter.

Ruiz (CFO) Comments:

Inuvo, Inc. First Quarter 2022 March 12, 2022

Thank you, Rich, and good afternoon. I will recap the financial results for our first quarter of 2022.

As Rich mentioned, Inuvo reported revenue of $18.6 million for the quarter ended March 31, 2022; an increase of 75.3% compared to $10.6 million reported in the first quarter of the prior year.

Both platforms, ValidClick and IntentKey, exceeded the prior year. ValidClick revenue exceeded the revenue in the first quarter of last year by 24% and the IntentKey revenue exceeded the prior year quarter by approximately 280%, primarily due to the addition of new customers.

Revenue split between IntentKey and ValidClick was 44% versus 56% in the current period, which compares favorably to 20% and 80%, respectively, for the same period last year. We expect IntentKey revenue to continue to grow as a percent of total revenue.

Our revenue is less concentrated in 2022 than ever before. Our largest client represents 22% of our total revenue in the quarter and is a retail consumer product manufacturer and marketer. The same quarter last year, our largest client, Google represented 40% of our revenue. Though Google remains an important customer, in the current year quarter it represented only 14% of the revenue.

Gross profit for the first quarter ended March 31, 2022 totaled $9.9 million as compared to $9.2 million for the same period last year. Gross profit margin for the first quarter of 2022 was 53.5% as compared to 86.3% for the same period last year.

The IntentKey platform has a lower gross margin than the ValidClick platform but has a greater overall net margin. The Inuvo gross margin decreased as IntentKey revenue

Inuvo, Inc. First Quarter 2022 March 12, 2022

became a greater percentage of net revenue. In quarters past, cost of revenue was predominately payments to website publishers and app developers that hosted advertisements we served through ValidClick yielding a very high gross margin. Though this continues to be the case, serving ads to web publishers is a significantly smaller per cent of our business today. As the IntentKey gains market recognition and share, it is a larger per cent of our revenue and cost of revenue. IntentKey cost of revenue is predominately payments to advertising exchanges that provide access to a supply of advertising inventory where we serve advertisements using information predicted by the IntentKey platform. This is a greater cost than payments to publishers, but at the same time it is more profitable. The very high ValidClick gross margins serving publishers comes at a high cost of traffic acquisition that is found in marketing costs. The IntentKey is not burdened with such costs.

Our gross margins are also dependent upon the advertising channel serving the client. Many of our clients require a multi-channel digital media solution. One of our advantages is the ability to serve highly targeted, prescriptive ads across multiple channels; such as video, mobile, connected TV, linear TV, display, social, search and native. Each of these channels yield varying gross margins depending on supply and demand. The optimization of the media mix for clients can vary from client to client and over time. Generally speaking, search and social are lower margin channels as we have to work within the walled gardens of the large internet platforms. We have better opportunities for margin expansion in other channels in the open web. We expect Inuvo gross margins for the remainder of the year to be roughly in line with the results of Q1.

Operating expenses were $12.1 million in the first quarter of 2022 compared to $11.8 million the prior year, an increase of $285 thousand.

The largest component of operating expense is marketing costs. Note that as I previously mentioned, Marketing costs are predominantly traffic acquisition costs associated with our

Inuvo, Inc. First Quarter 2022 March 12, 2022

owned and operated websites. Marketing costs were $7.2 million in the first quarter of this year compared to $7.3 million in the same quarter last year. Marketing costs as a per cent of revenue will continue to decline as serving ads to owned and operated properties will be a lower per cent of Inuvo’s operations.

Compensation expense was $3.2 million in the first quarter this year compared to $2.7 million in the prior year primarily due to higher employee salary cost and higher stock-based compensation expense. Our full-time and part-time employment was 84 on March 31, 2022, compared to 77 on March 31, 2021.

The majority of the increase in headcount occurred within sales, sales support and account management for the IntentKey.

Selling, general and administrative expense remained flat in the first quarter this year compared to the prior year.

Net interest expense was $1 thousand in the first quarter of 2022 compared to $22 thousand expense in the same quarter last year.

We had other income of approximately $18 thousand in the first quarter of this year due to an unrealized gain on marketable securities.

We reported a net loss of $2.1 million or 2¢ per basic share compared to a $2.1 million net loss or 2¢ per basic share in the same quarter last year. Non-cash-based expenses totaled roughly $1.4 million in the quarter.

Inuvo, Inc. First Quarter 2022 March 12, 2022

The adjusted EBITDA loss for the quarter ended March 31, 2022, was $703 thousand compared to a loss of $878 thousand last year. The prior year period included a one-time other income benefit of roughly $470 thousand.

On March 31, 2022, we had cash and cash equivalents and marketable securities of $9.0 million, and a net working capital of $11.2 million. In addition, we have a $5 million working capital line of credit which currently has no outstanding balance.

We maintain a simple cap structure with 119.8 million common shares outstanding, 5.3 million employee restricted stock units outstanding through an equity incentive plan and 300,000 warrants to purchase common stock.

Now, I’d like to turn the call back to Rich for closing remarks.

Richard Howe (CEO) Closing Comments:

Thanks, Wally, at 75% year over year growth we had a very strong start to the 2022 year. Our trailing twelve-month growth rate now stands at 69%. With Aprils unaudited revenue north of $7M, we would expect second quarter growth year-over-year to also remain strong.

With over $200 billion in annual advertising spend across the open web, we plan to capitalize on the unprecedented changes underway within the industry as the means to rapidly gain market share and establish a dominant market position. We have a proprietary technology that has proven itself to be superior time and time again complimented by a transformational market catalyst for which that technology was designed.

Our balance sheet is currently strong enough to accommodate the working capital needs of the growing business and, as a result, we have no immediate plans to raise capital.

Inuvo, Inc. First Quarter 2022 March 12, 2022

I will now turn the call over to the operator for questions.

Richard Howe Final Comments:
I would like to thank everyone who joined us on today’s call. We appreciate your continued interest in our company.